Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of AdTheorent Holding Company, Inc. (formerly MCAP Acquisition Corp.) (the “Company”) on Form S-8 of our report dated February 22, 2021, except for Notes 3, 5 and 7 which are dated March 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of MCAP Acquisition Corp. as of December 31, 2020 and for the period from November 12, 2020 (inception) through December 31, 2020 appearing in the Prospectus on Form 424B4 (File Nos. 333-252607 and 333-253556) of MCAP Acquisition Corp. We were dismissed as auditors on December 22, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Melville, NY

February 28, 2022